Exhibit 3.1

Amended and Restated

Certificate of Incorporation

of

Insys Therapeutics, Inc.

Insys Therapeutics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify that:

1. That the original Certificate of Incorporation was filed with the Secretary of State of Delaware on October 18, 2002, and was amended on November 12, 2002 and October 18, 2005.

2. The Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 242, 245, and 228 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation, and prompt written notice was duly given pursuant to Section 228 to those stockholders who did not approve the Amended and Restated Certificate of Incorporation by written consent.

3. The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, Insys Therapeutics, Inc. has caused this Certificate to be signed by its President this 29th day of June, 2006.

Insys Therapeutics, Inc.

By:	/s/ S. George Kottayil
S. George Kottayil President

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INSYS THERAPEUTICS, INC

FIRST: The name of the corporation is: Insys Therapeutics, Inc.

SECOND: The address of its registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, New Castle County 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same may be amended from time to time (“GCL”).

FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is Thirty Million (30,000,000) shares of Common Stock, $0.001 par value, Twenty-Eight Million (28,000,000) shares of which shall be designated as Common Stock, and Two Million (2,000,000) shares of which shall be designated as Nonvoting Common Stock.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the corporation entitled to vote, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the GCL.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of the corporation’s Common Stock and Nonvoting Common Stock.

1. General. The shares of Common Stock and Nonvoting Common Stock have identical rights except that the Nonvoting Common Stock is nonvoting as provided below.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). The holders of Nonvoting Common Stock are not entitled to vote with respect to such shares on any matter except as required by law. There shall be no cumulative voting.

FIFTH: The name and mailing address of the incorporator is Christopher R. Manning, 330 North Wabash Avenue, 22nd Floor, Chicago, Illinois 60611.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

SEVENTH: The election of directors need not be by written ballot.

EIGHTH: Indemnification.

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action or inaction in an official capacity as a director, officer or trustee or in. any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the GCL, as the same exists as of the date hereof or as may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide both prior to such amendment and as of the date hereof), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer or trustee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board The right to indemnification conferred in this. ARTICLE EIGHTH shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in connection with any such Proceeding in advance of its final disposition; provided, however, that, if the GCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this ARTICLE EIGHTH or otherwise. The corporation may, by action of the Board, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors, officers and trustees.

(b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this ARTICLE EIGHTH is not paid in full by the corporation within thirty days after written notice thereof has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expanse of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation, and as to any such other action as to which it shall not be a defense) that the claimant has not met the standards of conduct which make it permissible under the GCL for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including the Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct under the GCL, nor an actual determination by the corporation (including the Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Non-Exclusivity of Rights. The rights to indemnification and the payment of expenses incurred in connection with a Proceeding in advance of its final disposition conferred in this ARTICLE EIGHTH shall not be (and they shall not be deemed to be) exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(d) Insurance. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, trustee, employee or agent of the corporation or another corporation, or of a partnership, joint venture, trust or other enterprise against any expense, liability or loss. (as such terms are used in this ARTICLE EIGHTH), whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the GCL

(e) Impairment of Existing Rights. Any repeal or modification of this ARTICLE EIGHTH shall not impair or otherwise affect any rights, or obligations then existing with respect to any state, of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

(f) Construction and Presumption. This ARTICLE EIGHTH shall be liberally construed in favor of indemnification and the payment of expenses incurred in connection with a Proceeding in advance of its final disposition and there shall be a rebuttable presumption that a claimant under this ARTICLE EIGHTH is entitled to such indemnification and the corporation shall bear the burden of proving by a preponderance of the evidence that such claimant is not so entitled to indemnification.

(g) Confidentiality. Any finding that a person asserting a claim for indemnification pursuant to this ARTICLE EIGHTH is not entitled to such indemnification, and any information which may support such finding, shall be held in confidence to the extent permitted by law and shall not be disclosed to any third party.

(h) Severability. If any provision of this ARTICLE EIGHTH shall be deemed invalid or unenforceable, the corporation shall remain obligated to indemnification and advance expenses subject to all those provisions of this ARTICLE EIGHTH which are not invalid or unenforceable.

NINTH: No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this ARTICLE NINTH shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit No amendment to or repeal of this ARTICLE NINTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

THE UNDERSIGNED, being the President of the corporation, does hereunto set his hand and seal this 29th day of June, 2006.

/s/ S. George Kottayil
S. George Kottayil, President

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INSYS THERAPEUTICS, INC.

INSYS THERAPEUTICS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the Company is Insys Therapeutics, Inc.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is October 18, 2002.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending the Corporation’s Amended and Restated Certificate of Incorporation as follows:

1. The first paragraph of ARTICLE FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to add the following at the end of such paragraph:

“Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every 2.35 shares of Common Stock and Nonvoting Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock or Nonvoting Common Stock, as applicable (the “Reverse Split”); provided, however, that this Corporation shall issue no fractional shares of Common Stock or Nonvoting Common Stock as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board of Directors of the Corporation. The Reverse Split shall occur whether or not the certificates representing such shares of Common Stock or Nonvoting Common Stock are surrendered to the Corporation or its transfer agent. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of Common Stock or Nonvoting Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.”

FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Insys Therapeutics, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer as of January 17, 2008.

/s/ Jon McGarity

Jon McGarity, Chief Executive Officer